Exhibit 3.3

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED BYLAWS

OF

TUCOWS INC.

dated July 18, 2012

Section 1 and Section 2 of Article IV of the Bylaws of the Company are hereby amended and restated in their entirety as follows:

“SECTION 1. ENUMERATION.

The officers of the Corporation shall consist of executive officers, who shall be appointed by the Board of Directors, and non-executive officers, who may be appointed by the Board of Directors and/or the Chief Executive Officer. The Board of Directors shall choose a Chairman, or two Co-Chairmen, of the Board, a President, a Treasurer and a Secretary and may choose a Vice Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer and an Executive Vice President or Executive Vice Presidents and such other executive officers and agents as it shall deem necessary or appropriate. All such persons (other than the Treasurer, the Secretary and, in the event that such person is not an employee of the Corporation or one of its subsidiaries, the Vice Chairman) will be executive officers of the Corporation and shall exercise such powers and perform such duties as shall from time to time be determined by the Board of Directors. In addition to the executive officers, the Board of Directors and/or the Chief Executive Officer may also appoint or designate such Senior Vice Presidents (if any) and Vice Presidents (if any) in non-executive officer or non-officer capacities, as the Board of Directors, or the Chief Executive Officer, may from time to time determine. The Chairman or Co-Chairmen of the Board shall be members of the Board of Directors. Any number of offices may be held by the same person.

SECTION 2. CHAIRMAN OF THE BOARD.

The Chairman of the Board shall, if present, preside at meetings of the Board of Directors and, at his or her discretion, may preside at all meetings of shareholders and, subject to the direction of the Board of Directors, shall perform such executive, supervisory and management functions and duties as may be assigned to the Chairman of the Board from time to time by the Board of Directors. The Chairman, or Co-Chairmen, of the Board, by virtue of his, her or their office, shall be members of the Executive Committee, if any.  In the event the Board has elected Co-Chairmen of the Board, each Co-Chairman shall have the authority to act as a Chairman of the Board as provided in these Second Amended and Restated Bylaws.”